Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Petros Pharmaceuticals, Inc. and Subsidiaries (the “Company”) on Form S-3 to be filed on or about May 3, 2024 of our report dated March 31, 2023, on our audit of the consolidated financial statements as of December 31, 2022 and for the year then ended, which report was included in the Annual Report on Form 10-K filed on April 1, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

May 3, 2024